Exhibit 10.6

SCPHARMACEUTICALS INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) of scPharmaceuticals Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (each, a “Non-Employee Director”). In furtherance of the purpose stated above, all Non-Employee Directors shall be paid compensation for services provided to the Company as set forth below, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company:

Cash Retainers

Annual Retainer for Board Membership: $50,000

Additional Annual Retainer for Non-Executive Chair of the Board: $40,000

Additional Retainers for Committee Membership:

Audit Committee Chair: $20,000

Audit Committee member: $10,000

Compensation Committee Chair: $15,000

Compensation Committee member: $7,500

Nominating and Corporate Governance Committee Chair: $10,000

Nominating and Corporate Governance Committee member: $5,000

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

All retainers are paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of an option to purchase 60,000 shares of the Company's common stock, par value $0.0001 per share (“Common Stock”), to each new Non-Employee Director (who is initially elected or appointed to the Board of Directors after the Effective Date (as defined below)) upon his or her election or appointment to the Board of Directors, which shall vest and become exercisable over three years beginning on the date of the Non-Employee Director’s election or appointment to the Board of Directors, with one-third of the shares subject to the Initial Award vesting on the first anniversary of the date of such election or appointment and the remainder of such shares vesting in 24 substantially equal monthly installments thereafter, subject to the Non-Employee Director continuing in service on the Board of Directors through each such vesting date. Such stock option shall have a per share exercise price equal to the closing price of the Common Stock on the date of grant on the Nasdaq Stock Market LLC.

Annual Award: On the date of each of the Company’s Annual Meeting of Stockholders following the Effective Date (each, an “Annual Meeting”), each continuing Non-Employee Director, other than a director receiving an Initial Award at such Annual Meeting, will receive an annual equity award (the “Annual Award”) of an option to purchase 30,000 shares of Common Stock, which shall vest and become exercisable on the earlier of (A) the first anniversary of the date of grant or (B) the next occurring Annual Meeting, subject to the Non-Employee Director continuing in service on the Board through such vesting date unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such stock option shall have a per share exercise price equal to the closing price of the Common Stock on the date of grant on the Nasdaq Stock Market LLC.

Limits on Non-Employee Director Compensation

Any limits on Non-Employee Director compensation contained in the Plan or in any other documents or policy, if any, shall govern the compensation to be provided under this Policy. To the extent the compensation to be paid or provided under this Policy to a Non-Employee Director would exceed any such limits, the compensation shall be automatically reduced to the extent necessary to ensure it complies with such limits.

Expenses

The Company will reimburse reasonable travel and related business expenses that a Non-Employee Director incurs for attendance at all meetings of the Board and applicable meetings of committees, to the extent incurred and substantiated in accordance with the policies, practices and procedures of the Company as in effect from time to time.

This Policy has been amended and restated in its entirety, effective as of January 1, 2023 (“Effective Date”), and has been further amended on March 5, 2024 and March 4, 2025.